Exhibit 10.53
                        REVOLVING CREDIT LOAN AGREEMENT

                                     between


                    AMERICAN PHYSICIANS SERVICE GROUP, INC.,
                                   as Borrower


                                       and


                           NATIONSBANK OF TEXAS, N.A.,
                                    as Lender



                                February 10, 1998

                         REVOLVING CREDIT LOAN AGREEMENT

                                Table of Contents

                                           Page

SECTION 1         DEFINITION OF TERMS       1
         1.01.    Definitions       1
         1.02     Time References   7
         1.03     Other References  7
         1.04     Accounting Principles     7

SECTION 2         THE REVOLVING CREDIT LOAN 7
         2.01.    The Revolving Credit Loan and Revolving Credit Commitment   7
         2.02.    Manner of Borrowing       8
         2.03.    Fees     8
         2.04.    Notes and Note Payments   8
         2.05.    Interest 9
         2.06.    Taxes    10
         2.07.    Capital Adequacy  10

SECTION 3         CONDITIONS PRECEDENT      10
         3.01.    Initial Borrowing 10
         3.02.    All Borrowings    11

SECTION 4         REPRESENTATIONS AND WARRANTIES     11
         4.01.    Corporate Existence, Good Standing, and Authority    11
         4.02     Subsidiaries and Names    11
         4.03.    Authorization and Contravention    11
         4.04.    Enforceable Obligations   11
         4.05.    Financial Condition       12
         4.06.    No Default        12
         4.07.    Material Agreements       12
         4.08.    No Litigation     12
         4.09.    Use of Proceeds; Margin Stock      12
         4.10.    Taxes    12
         4.11.    Environmental Matters     12
         4.12.    Employee Plans    12
         4.13.    Properties; Liens 13
         4.14.    Government Regulations    13
         4.15.    Transactions with Affiliates       13
         4.16.    Debt     13
         4.17.    Leases   13
         4.18.    Insurance         13
         4.19.    Labor Matters     13
         4.20.    Intellectual Property     14
         4.21.    Pledged Shares    14
         4.22.    Full Disclosure   14
         4.23.    Representations and Warranties     14

SECTION 5         AFFIRMATIVE COVENANTS     14

         5.01.    Financial Statements, Reports and Documents 14
         5.02.    Use of Credit     16
         5.03.    Payment of Taxes and Other Indebtedness     16
         5.04.    Books and Records; Access 16
         5.05.    Compliance with Law       16
         5.06.    Payment of Obligations    16
         5.07.    Expenses 16
         5.08.    Maintenance of Existence, Assets, and Business       16
         5.09.    Insurance         17
         5.10.    Environmental Matters     17
         5.11.    Further Assurances        17
         5.12.    INDEMNITY BY BORROWER     17

SECTION 6         NEGATIVE COVENANTS        18
         6.01.    Limitation on Sale; Negative Pledge18
         6.02.    Limitation on Indebtedness18
         6.03.    Limitation on Disposition of Assets18
         6.04.    Liquidity Maintenance     19
         6.05.    Distributions     19
         6.06.    Net Worth         19
         6.07.    Repurchase of Borrower Stock       19
         6.08.    Transaction with Affiliates        20
         6.09     Mergers, Consolidations, and Dissolutions   20

SECTION 7         EVENTS OF DEFAULT 20
         7.01.    Events of Default 20
         7.02.    Remedies Upon Event of Default     21
         7.03.    Performance by Lender     22

SECTION 8         MISCELLANEOUS     22
         8.01.    Accounting Reports        22
         8.02. Waiver 22 8.03. Notices 22
         8.04.    Governing Law     22
         8.05.    Invalid Provisions        22
         8.06.    Maximum Interest Rate     23
         8.07.    Nonliability of Lender    23
         8.08.    Offset   23
         8.09.    Successors and Assigns    23
         8.11.    Headings 23
         8.12.    Survival 23
         8.13.    Participations    23
         8.14.    No Third Party Beneficiary24
         8.15.    Waiver of Jury Trial      24
         8.16.    Multiple Counterparts     24
         8.17.    Arbitration       24
         8.18     Limitation on Damages     25

Schedules

Schedule 3.01     Closing Conditions
Schedule 4.01     Jurisdiction Where Doing Business
Schedule 4.02     Subsidiaries
Schedule 4.11     Environmental Matters
Schedule 4.12     Employee Plans
Schedule 4.13     Liens
Schedule 4.15     Transactions With Affiliates
Schedule 4.16     Debt
Schedule 4.17     Leases
Schedule 4.20     Intellectual Property


Exhibits

Exhibit A         Form of Revolving Credit Note
Exhibit B         Form of Pledge Agreement
Exhibit C         Notice of Borrowing

                         REVOLVING CREDIT LOAN AGREEMENT


         This Revolving Credit Loan Agreement is entered into as of the day of February, 1998 by and between AMERICAN PHYSICIANS SERVICE GROUP, INC., a Texas corporation ("Borrower"), and NATIONSBANK OF TEXAS, N.A., a national banking association ("Lender").

                              W I T N E S S E T H:

         WHEREAS, Borrower has requested that Lender provide Borrower with a revolving credit loan facility to fund potential acquisitions, investments, and stock repurchases and Lender is willing to provide such a facility to Borrower upon the terms and subject to the conditions set forth in this Agreement;

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained and for other valuable consideration, the parties hereto agree as follows:


                                    SECTION 1
                              DEFINITION OF TERMS

         1.01. DEFINITIONS . As used in this Agreement, all exhibits and schedules attached and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1 or in the section or recital referred to below (unless otherwise specifically defined in such Loan Document):

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

         "Agreement" means this Revolving Credit Loan Agreement, including the schedules and exhibits hereto, as the same may be renewed, extended, amended, restated, or modified from time to time.

         "Base Rate" means the variable rate of interest established from time to time by Lender as its general reference rate of interest (which rate of interest may not be the lowest rate charged by Lender on similar loans). Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

         "Borrower" is defined in the preamble of this Agreement and includes any successor or assign consented to by Lender.

         "Borrowing" means any amount disbursed under the Loan Documents by Lender to or on behalf of Borrower.

         "Borrowing Date" means the date on which a Borrowing is to be disbursed under Sections 2.01.

         "Business Day" means any day other than a Saturday, Sunday or day on which national banks are authorized to be closed under the laws of the State of Texas.

         "Capital Lease" means any lease or sublease that is required by GAAP to be capitalized on a balance sheet.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss.9601 et seq.

         " Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated and rulings issued thereunder.

         "Collateral" is defined in the Pledge Agreement.

         "Company" means Borrower and each of its Subsidiaries.

         "Collateral Documents" means all security agreements, guaranties, pledge agreements, and other agreements or documents executed or delivered to secure repayment of all or any part of the Obligation.

         "Consolidated Net Worth" means, at any time and for any Person, the sum of its stockholder's equity.

         "Current Financials" means, unless otherwise specified, either:

                  (a) Except as provided in clause (b) below, the (i) Companies' consolidated Financials for the year ended December 31, 1996, and (ii) Companies' consolidated Financials for the nine months ended September 30, 1997; or

                  (b) At any time after annual Financials are first delivered under Section 5.01, the (i) Companies' annual Financials then most recently delivered to Lender under Section 5.01(a) and (ii) Companies' quarterly Financials then most recently delivered to Lender under
         Section 5.01(b).

         "Debt" means, for any Person, at any time, and without duplication, the sum of (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business, (d) all obligations arising under acceptance facilities or facilities for the discount or sale of accounts receivable, (e) all direct or contingent obligations in respect of letters of credit, (f) liabilities secured (or for which the holder of the Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (g) Capital Leases, plus (h) all guaranties, endorsements, and other contingent obligations for Debt of others.

         "Debtor  Laws"  means  all  applicable  liquidation,   conservatorship,
bankruptcy, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

         "Default" means the occurrence of any event set forth in Section 7.01 which, upon expiration of the applicable grace period set forth therein, would constitute an Event of Default.

         "Distribution" means, with respect to any shares of any capital stock or other equity securities issued by a Person (a) the retirement, redemption, purchase, or other acquisition for value of those securities, (b) the declaration or payment of any dividend on or with respect to those securities,
(c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities, and (d) any other payment by that Person with respect to those securities.

         "Environmental Investigation" means any environmental site assessment, investigation, audit, compliance audit, or compliance review conducted at any time or from time to time whether at the request of Lender, upon the order or request of any Governmental Authority, or at the voluntary instigation of any Company concerning any Real Property or the business operations or activities of any Company, including, without limitation (a) air, soil, groundwater, or surface-water sampling and monitoring, and (b) preparation and implementation of any closure or remedial plans.

         "Environmental Law" means any applicable Governmental Requirement that relates to protection of the environment or to the regulation of any Hazardous Substances, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss. 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 201 and ss. 300f et seq.), the Rivers and Harbors Act (33 U.S.C. ss. 401 et seq.), the Oil Pollution Act (33 U.S.C. ss. 2701 et seq.), analogous state, local, and foreign Governmental Requirements, and any analogous future enacted or adopted Governmental Requirement.

         "Environmental Liability" means any liability, loss, fine, penalty, charge, lien, damage, cost, or expense of any kind to the extent that it results
(a) from the violation of any Environmental Law, (b) from the Release or threatened Release of any Hazardous Substance, or (c) from actual or threatened damages to natural resources.

         "Environmental   Permit"  means  any  permit,  or  license,   from  any
Governmental Authority that is required under any Environmental Law for the lawful conduct of any business, process, or other activity.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" means any Person that, for purposes of Title IV of ERISA, is a member of either Borrower's controlled group or is under common control with that Borrower within the meaning of Section 414 of the Code (which provisions are deemed by this agreement to apply to Foreign Persons).

         "Event of Default" is defined in Section 7.01.

         "Excess Interest Amount" is defined in Section 2.05(d).

         "Financials" of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP (subject to year-end audit adjustments with respect to interim Financials) and (b) in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year or other relevant period, as applicable.

         "GAAP" means those generally accepted accounting principles and practices, applied on a consistent basis, which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board and the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date the applicable Financials were prepared.

         "Governmental   Authority"  means  any  government  (or  any  political
subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over any Company or any of its business, operations or properties.

         "Governmental Requirements" means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, and judgments and legally binding opinions and interpretations of any Governmental Authority.

         "Guarantors" means APS Realty, Inc., a Texas corporation and Syntera Technologies, Inc., a Delaware corporation, together with their respective successors and assigns, and any other Person who may from time to time guarantee the Obligation, or any part thereof.

         "Hazardous Substance" means any substance that is designated, defined, classified, or regulated as a hazardous waste, hazardous material, pollutant, contaminant, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive, or toxic or hazardous substance under any Environmental Law, including, without limitation, any hazardous substance within the meaning of ss. 101(14) of CERCLA.

         "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance or title retention arrangement, or any other interest in property designed to secure the repayment of Debt, whether arising by agreement or under any statute or law.

         "Loan Documents" means this Agreement, the Note, the Collateral Documents, and any agreements, documents (and with respect to this Agreement, and such other agreements and documents, any renewals, extensions, amendments or supplements thereto) or certificates at any time executed or delivered pursuant to the terms of this Agreement.

         "Material Adverse Event" means any circumstance or event that, individually or collectively, is reasonably expected to result in any (a) material impairment of (i) the ability of any Company to perform its payment or other obligations under any Loan Document, or (ii) the ability of Lender to enforce any of those obligations or any of its Rights under the Loan Documents,
(b) material and adverse effect on the business, assets, operations, financial or other condition, or prospects of any Company (individually) or of the Companies (as a whole), or (c) Event of Default or Potential Default; provided that any default by Consolidated Eco-Systems, Inc. (formerly known as Exsorbet Industries, Inc. or its subsidiaries) under any of their agreements with Borrower shall not be a Material Adverse Event.

         "Maximum Rate" means the highest nonusurious rate of interest (if any) permitted from day to day by applicable law. Lender hereby notifies and discloses to Borrower that, for purposes of Tex. Rev. Civ. Stat. Ann. art. 5069, as it may from time to time be amended, the "applicable rate ceiling" shall be the "weekly" ceiling from time to time in effect as limited by article 5069(b); provided, however, that to the extent permitted by applicable law, Lender reserves the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to Borrower.

         "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (or any similar type of plan established or regulated under the laws of any foreign country) to which any Company or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

         "Note" means the Revolving Credit Note, substantially in the form of Exhibit A attached, executed by Borrower and delivered pursuant to the terms of this Agreement, together with any renewals, extensions or modifications.

         "Notice of Borrowing" is defined in Section 2.02.

         "Obligation" means all present and future indebtedness, obligations, and liabilities and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by Borrower, whether arising pursuant to any of the Loan Documents, or otherwise, and all renewals and extensions thereof, together with all interest accruing thereon and costs, expenses and attorneys' fees incurred in the enforcement or collection thereof.

         "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 et seq.

         "Permitted Debt" means each of the following;:

                  (a) The existing Debt that is described on Schedule 4.17 and all renewals, extensions, amendments, modifications, and refinancings of (but not any principal increases after the date of this agreement to) any of that Debt.

                  (b) The Obligation and any guaranties of it delivered under this agreement.

                  (c) Debt and Capital Lease obligations incurred by any Company to acquire, construct, or improve assets that never exceed $500,000 total principal amount outstanding for all of the Companies together with any guaranties of such obligations given by any Company, and renewals, extensions, amendments, modifications, and refinancings of that Debt and those obligations or guaranties subject to the foregoing limitations of this clause (c).

                  (d) Trade payables, accrued taxes, and other liabilities that do not constitute Debt; and endorsements of negotiable instruments in the ordinary course of business.

         "Permitted Liens" means, at any time, the following:

                  (a) The existing Liens that are described on Schedule 4.14 (to the extent that such schedule does not indicate they are to be extinguished as a condition precedent to extensions of credit under this agreement) and all renewals, extensions, amendments, and modifications of any of them to the extent that the total principal amount each individually secures never exceeds the total principal amount secured by it on the date of this agreement.

                  (b)      Liens in favor of Lender.

                  (c) Any interest or title of a lessor in assets being leased under an operating lease that does not constitute Debt.

                  (d) Rights of setoff or recoupment and banker's Liens.

                  (e) Pledges or deposits (that shall not cover any Collateral) made to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs.

                  (f) Good-faith pledges or deposits (that shall not cover any Collateral) (i) for 10% or less of the amounts due under (and made to secure) any Company's performance of bids, tenders, contracts (except for the repayment of borrowed money), or leases, or (ii) made to secure statutory obligations, surety or appeal bonds, indemnity, performance, or other similar bonds, or customs or brokers liens benefitting any Company in the ordinary course of its business.

                  (g) Zoning and similar restrictions on the use of (and easements, restrictions, covenants, title defects, and similar encumbrances on) real property that do not materially impair the use of the real property and that are not violated by existing or proposed structures or land use.

                  (h) If no Lien has been filed in any jurisdiction or agreed to
         (i) claims and Liens for Taxes not yet due and payable, (ii) mechanic's Liens and materialman's Liens for services or materials (real or personal) and similar Liens incident to construction and maintenance of real property, in each case for which payments is not yet due and payable, (iii) landlord's Liens for rental not yet due and payable, and
         (iv) Liens of warehousemen, carriers, and vendors and similar Liens securing obligations that are not yet due and payable.

                  (i) Any of the following to the extent that the validity or amount is being properly contested in good faith, reserve or other appropriate provision (if any) required by GAAP has been made, levy and execution has not issued or continues to be stayed, they do not individually or collectively detract materially from the value of the property of the Person in question or materially impair the use of that property in the operation of its business, and (other than any such Liens given statutory priority) they do not cover any Collateral: (i) claims and Liens for Taxes; (ii) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process before adjudication of a dispute on the merits; (iii) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, vendors, or other like Liens; (iv) Liens incident to construction and maintenance of real property; and (v) adverse judgments, attachments, or orders on appeal for the payment of money.

                  (j) Liens that  secure any of the Debt  described  in Schedule
         4.16 and any renewal, extension, amendment, or modification of those Liens so long as those Liens, renewals, extensions, amendments, and modifications never cover any Collateral.

         "Person" means any individual, entity, or Governmental Authority.

         "Pledge Agreement" means that certain Pledge Agreement, substantially in the form of Exhibit B attached hereto, executed by Borrower in favor of Lender, and any renewals, extensions, amendments, modifications or restatements thereof.

         "Pledged Shares" is defined in the Pledge Agreement.

         "Prime" means Prime Medical Services, Inc., a Delaware corporation.

         "Principal Debt" means, at any time, the unpaid principal balance of Borrowings.

         "Real Property" means any land, buildings, fixtures, and other improvements to land now or in the future directly or indirectly owned by any Company, leased to or otherwise operated by any Company, or subleased by any Company to any other Person.

         "Revolving Credit Commitment" is defined in Section 2.01.

         "Rights" mans rights, remedies, powers, privileges, and benefits. "Solvent" means, as to any Person, that (a) the total fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

         "Subsidiary" of any Person means any corporation, partnership, or other entity of which 50% or more (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by that Person.

         "Taxes" means all present and future taxes (including, without limitation, gross receipts, sales, use, consumption, property, income, franchise, capital, occupational, value added and excise taxes), withholdings, assessments, levies, imposts, customs, and other duties, fees or charges, of any nature whatsoever, together with any penalties, fines or interest thereon or other additions thereto imposed, withheld, levied or assessed by any taxing authority or Governmental Authority or by any international authority, and "Tax," "Taxation," and cognate expressions shall be construed accordingly.

         "Termination Date" means the earlier of (i) February , 2001 or (ii) the date Lender's commitment to fund Borrowings is terminated pursuant to Section 7.02.

         1.02 TIME REFERENCES . Time references (e.g., 9:30 a.m.) are to time in Austin, Texas. In calculating a period from one date to another, the word "from" means "from and including" and the word "to" or "until" means "to but excluding."

         1.03 OTHER REFERENCES . Where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender. Heading and caption references may not be construed in interpreting provisions. Monetary references are to currency of the United States of America. Section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used. References to "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions. References to any Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns. References to any law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it. References to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

         1.04 ACCOUNTING PRINCIPLES . GAAP determines all accounting and financial terms and compliance with financial reporting covenants. GAAP in effect on the date of this agreement determines compliance with financial covenants. Otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period other than changes concurred in by the Companies' independent public accountants.


                                    SECTION 2
                           THE REVOLVING CREDIT LOAN

         2.01. THE REVOLVING CREDIT LOAN AND REVOLVING CREDIT COMMITMENT .

                  (a) COMMITMENT AND BORROWINGS. Subject to the terms and conditions of this Agreement, including the conditions precedent in Sections 2.01(b), 3.01 and 3.02, Lender agrees to extend to Borrower, from the date hereof through the Termination Date, a revolving line of credit which shall not exceed at any one time outstanding the sum of $10,000,000 (the "Revolving Credit Commitment"). Within the limits of this Section 2.01, during such period, Borrower may borrow, repay and reborrow in accordance with this Agreement. Each advance hereunder is called a "Borrowing" and all borrowings hereunder are collectively referred to as the "Loan." Borrower shall have the right, upon three (3) Business Days' prior written notice to Lender, to permanently reduce the unutilized portion of the Revolving Credit Commitment.

                  (b) LIQUIDITY REQUIREMENTS. As a condition to Lender's obligation to advance any Borrowing hereunder, Borrower must be in compliance with the requirements of Section 6.04 hereof related to maintenance of liquidity and the Collateral Maintenance provisions of the Pledge Agreement.

                  (c) USE OF PROCEEDS. Borrower shall use the proceeds of the Loan to fund potential acquisitions and investments, to repurchase up to $1,000,000 market value of its stock, for general corporate purposes, and to guarantee a loan from Lender to William A. Searles, not to exceed $85,000 outstanding principal amount. Borrower shall not use proceeds of any Borrowing
(i) to purchase or carry any "margin securities" (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System), (ii) for any unlawful purpose, or (iii) for the purpose of making any hostile tender offer to acquire shares of stock or other equity interests in another Person.

         2.02. MANNER OF BORROWING . Borrower shall give Lender prior written notice on or before 10:00 a.m. (Austin, Texas time) on any day a Borrowing is requested (a "Notice of Borrowing") of each requested Borrowing in the form attached as Exhibit C and shall specify the aggregate amount and requested date of such Borrowing. Each Borrowing shall be in an amount of $100,000.00 or an integral multiple thereof. Not later than 2:00 p.m. on the date specified, subject to the terms and conditions of this Agreement, Lender shall make available to Borrower, at Lender's offices in Austin, Texas, the amount of such requested Borrowing in immediately available funds.

         2.03. FEES . In connection with Lender's agreement to enter into this Agreement and fund the Loan hereunder, Borrower has committed to pay to Lender an up-front commitment fee in the amount of $37,500 which would be due and payable upon the execution of this Agreement. In addition, from and after the Closing Date, Borrower shall pay to Lender an unused fee, payable as it accrues on the last day of each March, June, September, and December (commencing on March 31, 1998) and on the Termination Date. Each payment of the unused fee is equal to the following, determined for the calendar quarter (or portion of the calendar quarters commencing on the date of this Agreement or ending on the Termination Date) preceding and including the date it is due: the product of (i) 1/4 of 1% per annum, times (ii) the amount by which the average daily Revolving Credit Commitment exceeds the sum of the average daily Principal Debt, times
(iii) a fraction with the number of days in the applicable quarter or portion of it as the numerator and 360, as the denominator. Borrower acknowledges that the commitment fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to Lender for committing to make funds available to Borrower as described herein and for no other purposes.

         2.04.    NOTES AND NOTE PAYMENTS .

                  (a) NOTE. The Borrowings made under Section 2.01 by Lender shall be evidenced by the Note in form and substance satisfactory to Lender executed by Borrower, which Note shall (i) be dated the date hereof, (ii) be in the maximum amount of $10,000,000.00, (iii) be payable to the order of Lender, and (iv) bear interest in accordance with Section 2.05.

                  (b)      PAYMENTS.

                           (1) PRINCIPAL AND INTEREST. The unpaid principal of the Note, and all accrued but unpaid interest thereon, shall be due and payable on the Termination Date. Interest shall also be due and payable quarterly on the last day of each March, June, September, and December, commencing March 31, 1998.

                           (2) OPTIONAL PREPAYMENTS. Borrower shall have the right, from time to time upon three (3) Business Days' written notice to Lender, and without penalty, to prepay the Note, in whole or in part upon the payment of accrued interest on the amount prepaid to and including the date of payment.

                           (3) MANNER AND APPLICATION OF PAYMENTS. All payments and prepayments by Borrower on account of principal, interest, and fees hereunder shall be made in immediately available funds. All such payments shall be made to Lender at its office in Austin, Texas, not later than 12:00 noon, Austin, Texas time, on the date due and funds received after that hour shall be deemed to have been received by Lender on the next following Business Day. If any payment is scheduled to become due and payable on a day which is not a Business Day, such payment shall instead become due and payable on the immediately following Business Day and interest on the principal portion of such payment shall be payable at the then applicable rate during such extension. All payments made on the Note shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against the amount of interest accrued and unpaid on the Note as of the date of such payment; and (ii) second, against all principal due and owing on the Note as of the date of such payment.

         2.05.    INTEREST .

         (a) INTEREST RATE. Subject to Section 2.05(b), the unpaid principal of each Borrowing shall bear interest from the date of advance until paid at a rate per annum that from day-to-day equals the lesser of (a) the Base Rate in effect from day-to-day minus 1/4 of 1% (the "Contract Rate"), or (b) the Maximum Rate.

         (b) DEFAULT RATE. All past due principal of, and to the extent permitted by applicable law, interest on, the Note shall bear interest until paid at the lesser of (i) the Base Rate from time-to-time in effect plus three percent (3%), or (ii) the Maximum Rate.

         (c) COMPUTATION OF INTEREST RATES. Subject to applicable usury laws, interest shall be computed at a daily rate equal to 1/360 of the applicable rate of interest per annum for all Borrowings, unless the Maximum Rate or Base Rate shall be in effect, in which case interest shall be computed at a daily rate equal to 1/365 or 1/366, as appropriate, of the applicable rate of interest per annum.

         (d) RECAPTURE RATE. If, on any interest payment date, Lender does not receive interest on the Note computed (as if no Maximum Rate limitations were applicable) at the Contract Rate pursuant to Section 2.05(a) because the Contract Rate exceeds or has exceeded the Maximum Rate, then Borrower shall, upon the written demand of Lender, pay to Lender, in addition to interest otherwise required hereunder, on each interest payment date thereafter, the Excess Interest Amount (hereinafter defined) calculated as of such later interest payment date; provided, however, that in no event shall Borrower be required to pay, for any appropriate computation period, interest at a rate exceeding the Maximum Rate effective during such period. The term "Excess Interest Amount" means, on any date, the amount by which (a) the amount of all interest that would have accrued before that date on the principal of the Note (had the applicable Contract Rate at all times been in effect, without limitation by the Maximum Rate) exceeds (b) the aggregate amount of interest actually paid to Lender on the Note on or before that date.

         2.06. TAXES . Any and all payments by Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (hereinafter referred to as "Taxes"), excluding taxes imposed on Lender's income, and franchise taxes imposed on Lender, by the jurisdiction under the laws of which Lender is organized or is or should be qualified to do business or any political subdivision thereof and, taxes imposed on Lender's income, and franchise taxes imposed on Lender by the jurisdiction of Lender's lending office or any political subdivision thereof. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.06) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Borrower will indemnify Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.06) paid by Lender or any liability (including penalties and interest) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be payable upon Lender making written demand therefor.

         2.07. CAPITAL ADEQUACY . If, after the date hereof, Lender shall have reasonably determined that either (i) the adoption (after the date hereof) of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by Lender (or any lending office of Lender) with any request or directive (issued after the date hereof) regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and having general application to lenders such as Lender, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its or Borrower's obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance by an amount reasonably deemed by Lender to be material, then from time to time, within five (5) days after demand by Lender, Borrower shall pay to Lender such additional amount as will adequately compensate Lender for such reduction, provided that Borrower will not be required to pay any more than similarly situated customers of Lender. Lender will notify Borrower of any event of which it has actual knowledge, occurring after the date thereof, which will entitle Lender to compensation pursuant to this Section 2.07. No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender's right to demand payment of such amounts at any subsequent time.


                                    SECTION 3
                              CONDITIONS PRECEDENT

         3.01. INITIAL BORROWING . The obligation of Lender to advance its initial Borrowing is subject to the conditions precedent that, on or before the date of such Borrowing, (a) Borrower shall have paid to Lender all fees to be received by Lender pursuant to this Agreement or any other Loan Document and (b) Lender shall have received duly executed copies of each of the documents listed on Schedule 3.01, each dated as of the date of such Borrowing, and each in form and substance satisfactory to Lender.
         3.02. ALL BORROWINGS . The obligation of Lender to advance any Borrowing under this Agreement (including the initial Borrowing) shall be subject to the conditions precedent that, as of the date of such Borrowing and after giving effect thereto: (a) there exists no Default or Event of Default;
(b) no change that would cause a Material Adverse Effect has occurred since the date of the Current

Financials referenced in Section 4.05; (c) Lender shall have received from Borrower a Notice of Borrowing dated as of the date of such Borrowing and all of the statements contained in such Notice of Borrowing shall be true and correct; (d) the representations and warranties contained in each of the Loan Documents shall be true in all respects as though made on the date of such Borrowing; (e) the Maximum Rate exceeds the Contract Rate; and (f) Borrower has satisfied the condition precedent contained in Section 2.01(b).


                                    SECTION 4
                         REPRESENTATIONS AND WARRANTIES

         To induce Lender to make the Loan hereunder, Borrower represents and warrants to Lender that:

         4.01. CORPORATE EXISTENCE, GOOD STANDING, AND AUTHORITY . Each Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Except where not a Material Adverse Event, each Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing (each of which jurisdictions is identified on Schedule 4.01, as supplemented from time to time, by a supplement to that schedule that is dated, executed, and delivered by Borrower to Lender to reflect changes in that schedule as a result of transactions permitted by the Loan Documents). Each Company possesses all requisite authority and power to conduct its business as is now being conducted and as proposed under the Loan Documents to be conducted and to own and operate its assets as now owned and operated and as proposed to be owned and operated under the Loan Documents.

         4.02 SUBSIDIARIES AND NAMES . Schedule 4.02 (as supplemented from time to time by a supplement to that schedule that is dated, executed, and delivered by Borrower to Lender to reflect changes in that schedule as a result of transactions permitted by the Loan Documents), describes (a) all of the Companies, (b) every name or trade name used by each Company during the five-year period before the date of this agreement, and (c) every change of each Company's name during the four month period before the date of this agreement. All of the outstanding shares of capital stock (or similar voting interests) of Borrower's Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable, owned of record and beneficially as described in Schedule 4.02, free and clear of any Liens except Permitted Liens, and not subject to any warrant, option, or other acquisition Right of any Person or subject to any transfer restriction except restrictions described on Schedule 4.02 and those imposed by the Loan Documents and by securities and general corporate laws.

         4.03. AUTHORIZATION AND CONTRAVENTION . The execution and delivery by each Company of each Loan Document to which it is a party and the performance by it of its obligations under those Loan Documents (a) are within its corporate power, (b) have been duly authorized by all necessary corporate action, (c) require no action by or filing with any Governmental Authority (except any action or filing that has been taken or made on or before the applicable Closing
Date), (d) do not violate any provision of its charter or bylaws, and (e) do not violate any provision of law applicable to it or any material agreement to which it is a party except violations that individually or collectively are not a Material Adverse Event.

         4.04. ENFORCEABLE OBLIGATIONS . The Loan Documents have been duly executed and delivered by each Company, as appropriate, and are the legal and binding obligations of each Company which is a party thereto, as appropriate, enforceable in accordance with their respective terms, except as limited by Debtor Laws.

         4.05. FINANCIAL CONDITION . Borrower has delivered to Lender copies of the Current Financials of the Companies. The Current Financials of the Companies are true and correct, fairly represent the consolidated financial condition of Borrower and its Subsidiaries as of such date and have been prepared in accordance with GAAP. The Financials of the Companies contain no material inaccuracies. As of the date hereof, there are no obligations, liabilities or indebtedness (including contingent and indirect liabilities) of the Companies which are material and are not reflected in the Companies' Current Financials. No Material Adverse Effect has occurred since the date of such Current Financials.

         4.06. NO DEFAULT . No event has occurred and is continuing which constitutes a Default or an Event of Default.

         4.07. MATERIAL AGREEMENTS . No Company is in default in any material respect under any contract or agreement to which such Company is a party or by which any of its properties are bound.

         4.08. NO LITIGATION . Except as disclosed in writing to Lender, there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower threatened, against any Company that could, if adversely determined, have a Material Adverse Effect.

         4.09. USE OF PROCEEDS; MARGIN STOCK . The proceeds of the Loan will be used by Borrower solely for the purposes specified in Section 2.01(c). Borrower will furnish to Lender a statement in conformity with the requirements of the Federal Reserve Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loan will be used for any purpose which violates, or is inconsistent with, the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System.

         4.10. TAXES . All tax returns required to be filed by any Company in any jurisdiction have been filed and all taxes (including mortgage recording taxes), assessments, fees and other governmental charges upon any Company or upon any of its properties, income or franchises have been paid except for taxes being contested in good faith by appropriate proceedings diligently projected.

         4.11. ENVIRONMENTAL MATTERS . Except as disclosed on Schedule 4.11, as supplemented from time to time by a supplement to that schedule that is dated, executed, and delivered by Borrower to Lender to reflect changes in that schedule, and is acceptable to Lender, (a) no Company has received notice from any Governmental Authority that it has actual or potential Environmental Liability and no Company has knowledge that it has any Environmental Liability, which actual or potential Environmental Liability in either case constitutes a Material Adverse Event, and (b) no Company has received notice from any Governmental Authority that any Real Property is affected by, and no Company has knowledge that any Real Property is affected by, any Release of any Hazardous Substance which constitutes a Material Adverse Event.

         4.12. EMPLOYEE PLANS . Except as disclosed on Schedule 4.12 or where not a Material Adverse Event (a) no Employee Plan subject to ERISA has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 512 of the Code), (b) neither any Company nor any ERISA Affiliate has incurred liability, except for liabilities for premiums that have been paid or that are not past due, under ERISA to the PBGC in connection with any Employee Plan, (c) neither any Company nor any ERISA Affiliate have withdrawn in whole or in part from participation in a Multiemployer Plan in a manner that has given rise to a withdrawal liability under Title IV of ERISA, (d) neither Any Company nor any ERISA Affiliate have engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (e) no "reportable event" (as defined in Section 4043 of ERISA) has occurred excluding events for which the notice requirement is waived under applicable

PBGC regulations,  (f) neither
any Company nor any ERISA Affiliate has any liability, or are subject to any Lien, under ERISA or the Code to or on account of any Employee Plan, (g) each Employee Plan subject to ERISA and the Code complies in all material respects, both in form and operation, with ERISA and the Code, and (h) no Multiemployer Plan subject to the Code is in reorganization within the meaning of Section 418 of the Code. None of the matters disclosed on Schedule 4.12 give rise to any other "reportable events," as defined above.

         4.13. PROPERTIES; LIENS . Each Company has good and marketable title to all its property reflected on the Current Financials as being owned by it except for encumbrances described on Schedule 4.13 and property that is obsolete or that has been disposed of in the ordinary course of business between the date of the Current Financials and the date of this agreement or, after the date of this agreement, as permitted by Section 6.09 and otherwise as disclosed on Schedule
4.13. Except as described on Schedule 4.13 no Company owns any Real Property. No Lien exists on any property of any Company (a) on the date of this agreement except the existing Liens described on Schedule 4.13 and (b) at anytime after the date of this agreement except Permitted Liens. Except as otherwise disclosed on Schedule 4.13, no Company is party or subject to any agreement, instrument, or order which in any way restricts its ability to allow Liens to exist upon any of its assets except the Loan Documents.

         4.14. GOVERNMENT REGULATIONS . No Company is subject to regulation under the Investment Company Act of 1940 or the Public Utility Holding Company Act of 1935.

         4.15.  TRANSACTIONS WITH AFFILIATES . Except as otherwise  disclosed on
Schedule 4.15 or permitted by Section 6.08, no Company is a party to a material transaction with any of its Affiliates, which could reasonably be expected to have a Material Adverse Effect.

         4.16. DEBT . No Company has any Debt (a) on the date of this agreement, except the existing Debt described on Schedule 4.16, and (b) at anytime after the date of this agreement, except Permitted Debt.

         4.17. LEASES . Except where not a Material Adverse Event (a) each Company enjoys peaceful and undisturbed possession under all leases necessary for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of those properties and assets, and (b) all material leases under which any Company is a lessee are in full force and effect. All leases of Real Property under which any Company is a lessee and where any of its inventory, equipment, or fixtures is located are described on Schedule 4.17 as supplemented from time to time by a supplement to that schedule that is dated, executed, and delivered by Borrower to Lender to reflect in that schedule.

         4.18. INSURANCE . Each Company maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

         4.19. LABOR MATTERS . Except where not a Material Adverse Event (a) no actual or, to the knowledge of either Borrower, threatened strikes, labor disputes, slow downs, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Real Property exist, (b) hours worked by and payment made to the employees of any Company or any predecessor have not been in violation of the Fair Labor Standards Act or any other applicable Governmental Requirements pertaining to labor matters, (c) all payments due from any Company for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, (d) the business activities and operations of each Company are in compliance with OSHA and other applicable health and safety laws.

         4.20. INTELLECTUAL PROPERTY . Except as disclosed on Schedule 4.20 (none of which matters constitute a Material Adverse Event) (a) each Company owns or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this agreement, (b) to the best of Borrowers' knowledge, each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, and (c) no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Company exists.

         4.21. PLEDGED SHARES . Borrower owns 3,064,503 total shares of Common Stock, $.01 par value of Prime, which represent approximately 15.9% of all of the issued and outstanding common shares of Prime. On the date hereof, Borrower has pledged to Lender 500,000 of those shares, which represent approximately 2.6% of all of the issued and outstanding common shares of Prime.

         4.22. FULL DISCLOSURE . All written information previously furnished to Lender by or at the direction of the respective Company in connection with the Loan Documents was true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

         4.23. REPRESENTATIONS AND WARRANTIES . Each Notice of Borrowing shall constitute, without the necessity of specifically containing a written statement, a representation and warranty by Borrower that no Default or Event of Default exists and that all representations and warranties contained in this
Section 4 or elsewhere in this Agreement or in any other Loan Document are true and correct on and as of the date the requested Borrowing is to be made.


                                    SECTION 5
                             AFFIRMATIVE COVENANTS

         So long as Lender has any commitment to make Borrowings, hereunder, and until payment in full of the Obligation, Borrower agrees that (unless Lender shall otherwise consent in writing):

         5.01. FINANCIAL STATEMENTS, REPORTS AND DOCUMENTS . Borrower shall deliver or cause to be delivered to Lender each of the following:

                  (a) ANNUAL FINANCIALS. Promptly after preparation, but no later than 120 days after the last day of each fiscal year of the Companies, Financials showing the Companies' consolidated financial condition and results of operations as of, and for the year ended on, that last day, accompanied by (i) the opinion, without material qualification, of KMPG Peat Marwick, L.L.P. or other firm of nationally recognized independent certified public accountants reasonably acceptable to Lender, based on an audit using generally accepted auditing standards, that the consolidated portion of those Financials were prepared in accordance with GAAP and present fairly, in all material respects, the Companies' consolidated financial condition and results of operations, and (ii) a Compliance Certificate.

                  (b) QUARTERLY FINANCIALS. Promptly after preparation but no later than 45 days after the last day of each of the first three fiscal quarters of the Companies each year, unaudited Financials showing the Companies' consolidated financial condition and results of operations for that fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, accompanied by a Compliance Certificate.

                  (c) MANAGEMENT LETTERS. Promptly upon receipt thereof, a copy of any management letter or written report submitted to any Company by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, or properties of any Company.

                  (d) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Company which, if determined adversely to such Company, could have be a Material Adverse Event.

                  (e) NOTICE OF DEFAULT. As soon as possible and in any event within five (5) days after Borrower knows of the occurrence of each Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto.

                  (f) ERISA REPORTS. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Company files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after any Company knows or has reason to know that any reportable event or prohibited transaction has occurred with respect to any Plan or that the PBGC, or any Company has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such reportable event or prohibited transaction or Plan termination and the action that Borrower proposes to take with respect thereto.

                  (g) REPORTS TO OTHER CREDITORS. Promptly after the furnishing thereof, copies of any statement or report furnished by any Company to any other creditor to which any Company owes $100,000.00 or more pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 5.01.

                  (h) PROXY STATEMENTS, Etc. As soon as available, one (1) copy of each financial statement, report, notice or proxy statement sent by Borrower to its stockholders generally and one (1) copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency including, without limitation, all Forms 10-K, 10-Q and 8-K and all other periodic reports required to be filed under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

                  (i) GOVERNMENTAL AUTHORIZATIONS. Upon the request of Lender, but not more often than one (1) time during each fiscal year of Borrower, a complete and accurate list of each Governmental Authorization held by each of Companies or that otherwise relate to the business of, or to any of the assets owned or used by, each of the Companies.

                  (j) QUARTERLY LIQUIDITY STATEMENTS. As soon as available and in any event, within twenty (20) days after the last day of each calendar quarter, a statement of Borrower's Unencumbered Liquid Assets (as defined in Section 6.04) in detail reasonably satisfactory to Lender.

                  (k) GENERAL INFORMATION. Promptly, such other information concerning Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

         5.02. USE OF CREDIT . Borrower shall use proceeds of Borrowings only for the purposes represented in this agreement.

         5.03. PAYMENT OF TAXES AND OTHER INDEBTEDNESS . Borrower shall and shall cause each Company to pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, or upon any property belonging to it, before delinquent, (ii) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might give rise to a Lien upon any of its property, and (iii) all of its other indebtedness, except as prohibited under the Loan Documents; provided, however, that no Company shall be required to pay any such tax, assessment, charge or levy if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate accruals and cash reserves have been established in accordance with GAAP.

         5.04. BOOKS AND RECORDS; ACCESS . Upon five (5) days notice from Lender, Borrower shall give any representative of Lender access during all business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents in the possession of Borrower and relating to its affairs, and to inspect any of the properties of Borrower. Borrower shall maintain complete and accurate books and records of its transactions in accordance with good accounting practices.

         5.05. COMPLIANCE WITH LAW . Borrower shall and shall cause each Company to comply with all applicable laws, rules, regulations, and all orders of any Governmental Authority.

         5.06. PAYMENT OF OBLIGATIONS . Borrower shall and shall cause each Company to promptly pay (or renew and extend) all of its material obligations as they become due (unless the obligations are being properly contested in good faith).

         5.07. EXPENSES . Within five Business Days after demand accompanied by an invoice describing the costs, fees, and expenses in reasonable detail, Borrowers shall, subject to the last sentence in this Section 5.07, pay (a) all reasonable costs, fees, and expenses paid or incurred by Lender incident to any Loan Document (including, without limitation, the reasonable fees and expenses of Lender's counsel in connection with the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent) and (b) all reasonable costs and expenses incurred by Lender in connection with the enforcement of the obligations of any Company under the Loan Documents or the exercise of any Rights under the Loan Documents, all of which are part of the Obligation, bearing interest, (if not paid within five Business Days after demand accompanied by an invoice describing the costs, fees, and expenses in reasonable detail) at the Default Rate until paid.

         5.08. MAINTENANCE OF EXISTENCE, ASSETS, AND BUSINESS . Borrower agrees that it shall and shall cause each Company to (a) except in connection with dispositions permitted under Section 6.09 and mergers, consolidations, and dissolutions permitted under Section 6.09, maintain its corporate existence and good standing in its jurisdiction of incorporation, and (b) except where not a Material Adverse Event (i) maintain its authority to transact business and good standing in all other states where required, (ii) maintain all licenses, permits, and franchises (including, without limitation, Environmental Permits) necessary for its business, and (iii) keep all of its material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

         5.09. INSURANCE . In addition to any other requirements set forth in other Loan Documents, Borrower shall and shall cause each Company at its cost and expense, to maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

         5.10. ENVIRONMENTAL MATTERS . Borrower shall and shall cause each Company to (a) operate and manage its businesses and otherwise conduct its affairs in compliance with all Environmental Laws and Environmental Permits except to the extent noncompliance does not constitute a Material Adverse Event,
(b) promptly deliver to Lender a copy of any notice received from any Governmental Authority alleging that any Company is not in compliance with any Environmental Law or Environmental Permit if the allegation (if determined adversely) would constitute a Material Adverse Event, and (c) promptly deliver to Lender a copy of any notice received from any Governmental Authority alleging that any Company has any potential Environmental Liability if the allegation (if determined adversely) would constitute a Material Adverse Event.

         5.11. FURTHER ASSURANCES . Borrower shall and shall cause each Company to make, execute and deliver or file or cause the same to be done, all such notices, additional agreements, mortgages, assignments, financing statements or other assurances, and take any and all such other action, as Lender may, from time to time, deem necessary or proper in connection with any of the Loan Documents, including actions necessary or proper to preserve or perfect Lender's security interest in Pledged Shares and other Collateral.

         5.12.    INDEMNITY BY BORROWER .

                  (a) AS USED IN THIS SECTION:  (i) "INDEMNITOR"  MEANS (SUBJECT
         TO CLAUSE (C) BELOW) BORROWER; (ii) "INDEMNITEE" MEANS LENDER, EACH PRESENT AND FUTURE AFFILIATE OF LENDER, EACH PRESENT AND FUTURE REPRESENTATIVE OF LENDER, OR ANY OF THOSE AFFILIATES, AND EACH PRESENT AND FUTURE SUCCESSOR AND ASSIGN OF LENDER, OR ANY OF THOSE AFFILIATES OR REPRESENTATIVES; AND (iii) "INDEMNIFIED LIABILITIES" MEANS ALL PRESENT AND FUTURE, KNOWN AND UNKNOWN, FIXED AND CONTINGENT, ADMINISTRATIVE, INVESTIGATIVE, JUDICIAL, AND OTHER CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, INVESTIGATIONS, SUITS, PROCEEDINGS, AMOUNTS PAID IN SETTLEMENT, DAMAGES, JUDGMENTS, PENALTIES, COURT COSTS, LIABILITIES, AND OBLIGATIONS, AND ALL PRESENT AND FUTURE COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS' FEES AND EXPENSES WHETHER OR NOT ANY SUIT OR OTHER PROCEEDING EXISTS OR ANY INDEMNITEE IS PARTY TO ANY SUIT OR OTHER PROCEEDING) IN ANY WAY RELATED TO ANY OF THE FOREGOING, THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE AND IN ANY WAY RELATING TO OR ARISING OUT OF ANY (A) LOAN DOCUMENT,
         TRANSACTION CONTEMPLATED BY ANY LOAN DOCUMENT, COLLATERAL UNDER ANY LOAN DOCUMENT, OR REAL PROPERTY, (B) ENVIRONMENTAL LIABILITY IN ANY WAY RELATED TO ANY COMPANY, PREDECESSOR, COLLATERAL UNDER ANY LOAN DOCUMENT, REAL PROPERTY, OR ACT, OMISSION, STATUS, OWNERSHIP, OR OTHER RELATIONSHIP, CONDITION, OR CIRCUMSTANCE CONTEMPLATED BY, CREATED UNDER, OR ARISING PURSUANT TO OR IN CONNECTION WITH ANY LOAN DOCUMENT, OR (C) INDEMNITEE'S SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

                  (b) EACH INDEMNITOR SHALL INDEMNIFY EACH INDEMNITEE FROM AND AGAINST, PROTECT AND DEFEND EACH INDEMNITEE FROM AND AGAINST, HOLD EACH

         INDEMNITEE HARMLESS FROM AND AGAINST, AND ON DEMAND PAY OR REIMBURSE EACH INDEMNITEE FOR, ALL INDEMNIFIED LIABILITIES.

                  (c) THE FOREGOING PROVISIONS (i) ARE NOT LIMITED IN AMOUNT EVEN IF THAT AMOUNT EXCEEDS THE OBLIGATION, (ii) INCLUDE, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER COSTS AND EXPENSES OF LITIGATION OR PREPARING FOR LITIGATION AND DAMAGES OR INJURY TO PERSONS, PROPERTY, OR NATURAL RESOURCES ARISING UNDER ANY STATUTORY OR COMMON LAW, PUNITIVE DAMAGES, FINES, AND OTHER PENALTIES, AND (iii) ARE NOT AFFECTED BY THE SOURCE OR ORIGIN OF ANY HAZARDOUS SUBSTANCE, AND (iv) ARE NOT AFFECTED BY ANY INDEMNITEE'S INVESTIGATION, ACTUAL OR CONSTRUCTIVE KNOWLEDGE, COURSE OF DEALING, OR WAIVER.

                  (d) NOTWITHSTANDING ANYTHING TO THE CONTRARY, NO INDEMNITEE IS ENTITLED TO BE INDEMNIFIED UNDER THE LOAN DOCUMENTS FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILFUL MISCONDUCT.

                  (e) THE PROVISIONS OF AND INDEMNIFICATION AND OTHER UNDERTAKINGS UNDER THIS SECTION SURVIVE THE FORECLOSURE OF ANY LENDER LIEN OR ANY TRANSFER IN LIEU OF THAT FORECLOSURE, THE SALE OR OTHER TRANSFER OF ANY COLLATERAL UNDER ANY LOAN DOCUMENT OR REAL PROPERTY TO ANY PERSON, THE SATISFACTION OF THE OBLIGATION, THE TERMINATION OF THE LOAN DOCUMENTS, AND THE RELEASE OF ANY OR ALL LIENS IN FAVOR OF LENDER.


                                    SECTION 6
                               NEGATIVE COVENANTS

         So long as Lender has any commitment to make Borrowings hereunder, and until payment in full of the Obligation, Borrower agrees that (unless Lender shall otherwise consent in writing):

         6.01. LIMITATION ON SALE; NEGATIVE PLEDGE . Borrower shall not sell, assign or transfer, or create, incur, permit or suffer to exist any Lien upon, or grant options, warrants or rights in, any stock of Prime owned by Borrower, except for the (a) security interest in favor of Lender; and (b) up to 500,000 shares of Prime not subject to the Pledge Agreement.

         6.02. LIMITATION ON INDEBTEDNESS . Borrower shall not and shall not permit the Companies to incur, permit or suffer to exist any Debt which causes the aggregate amount of all such Debt of the Companies to exceed $500,000.

         6.03. LIMITATION ON DISPOSITION OF ASSETS . Borrower shall not and shall not permit any Company to sell, transfer, lease or otherwise dispose of any of its assets having a fair market value of more than $1,000 for less than fair market.

         6.04. LIQUIDITY MAINTENANCE . Borrower shall not permit the aggregate market value of Borrower's Unencumbered Liquid Assets (as defined below), determined as of the end of each March, June, September, and December, to be less than the Interest Expense scheduled to be due and payable in the two succeeding fiscal quarters of Borrower.

         As used in this Section 6.04, the term "Unencumbered Liquid Assets" means the following assets and rights owned or held by any Company to the extent that they are unrestricted, are not subject to any Lien, and may be converted to cash by sale or other means within ten days:

                  (a)      Cash;

                  (b) Demand deposits or interest-bearing time and eurodollar deposits, certificates of deposit, or similar banking arrangements with banks that have capital and surplus of not less than $750,000,000;

                  (c) Direct obligations of either the United States of America, in the form of United States Treasury obligations, or any governmental agency or instrumentality whose obligations constitute full faith and credit obligations of the United States of America, with maturities of ten years or less;

                  (d) Commercial paper rated P-1 by Moody's Investors Services, Inc., or A-1 by Standard & Poor's Corporation;

                  (e) Bonds and other fixed income instruments (including tax-exempt bonds) from companies or public entities rated investment grade, and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments, either owned directly by Borrower or managed on Borrower's behalf by any nationally recognized investment advisor with assets under management in excess of $250,000,000;

                  (f) Common stocks and preferred stocks listed on the New York Stock Exchange or any other national exchange or sold over the counter, and which are subject to no legal or contractual restrictions on trading, either owned directly by Borrower or managed on Borrower's behalf by any nationally recognized investment advisor with assets under management in excess of $250,000,000; and

                  (g)  Mutual   funds  or  money   market   funds  that   invest
         substantially  all of their assets in instruments  described in clauses
         (a), (b), (c), (d), (e), or (f) preceding.

         6.05. DISTRIBUTIONS . Borrower shall not and shall not permit any Company to declare, make, or pay any Distribution except (i) Distributions paid in the form of additional equity that is not mandatorily redeemable, (ii) Distributions by any Company to Borrower and any other shareholder of such Company pro rata with Borrower, and (iii) payment of expenses to directors, officers, and employees of the Companies in the ordinary course of business.

         6.06. NET WORTH . Borrower shall not permit the Companies' Net Worth, determined as of the end of each fiscal quarter of Borrower, to be less than $20,000,000.

         6.07. REPURCHASE OF BORROWER STOCK . All repurchases of its stock by Borrower shall be done in compliance with all applicable laws, including, without limitation, Regulation U. Borrower agrees that it shall not repurchase stock having a fair market value exceeding $1,000,000 in the aggregate. All shares of Borrower's stock repurchased by Borrower shall be immediately cancelled and retired.

         6.08. TRANSACTION WITH AFFILIATES . Borrower shall not and shall not permit any Company to enter into any material transaction with any of its Affiliates except (a) those described on Schedule 4.15, and (b) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitle to in an arm's-length transaction with a Person that were not its Affiliate.

         6.09 MERGERS, CONSOLIDATIONS, AND DISSOLUTIONS . Borrower shall not and shall not permit any Company to merge or consolidate with any other Person or dissolve or sell, transfer, or pledge all or substantially all of its assets, except, (i) if there is no related Default (a) any merger between Borrower and any other Company, so long as the Borrower is the survivor, and (b) between any Company (other than Borrower) and any other Company, provided that if any Guarantor merges with a Company which is not a Guarantor, the Guarantor must be the survivor; (ii) upon ten (10) Business Day's prior written notice, Syntera Technologies, Inc. may be dissolved; (iii) Borrower may transfer stock of APS Practice Management, Inc. ("Practice Management") or cause additional stock of Practice Management to be issued which would cause Practice Management to cease being a Subsidiary; and (iv) Borrower may transfer stock of APS Insurance Services, Inc. ("APS Insurance") to FPIC Insurance Group, Inc. pursuant to and in accordance with the Stock Purchase and Stock Option Agreement dated as of April 1, 1997 between Borrower and Florida Physicians Insurance Group, Inc. and the Shareholders Agreement dated as of June 30, 1997 between Borrower and Florida Physicians Insurance Group, Inc., as in effect on the date hereof.


                                    SECTION 7
                               EVENTS OF DEFAULT

         7.01. EVENTS OF DEFAULT . An "Event of Default" shall exist if any one or more of the following events shall occur and be continuing:

                  (a) Borrower fails to pay any principal or interest payment when due and such failure continues for five (5) days or Borrower fails to pay when due all or any part of any other portion of the Obligation;

                  (b) any representation or warranty made under this Agreement or any of the other Loan Documents proves to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

                  (c) default occurs in the performance of any of the covenants or agreements of any Company contained in this Agreement, or in any of the other Loan Documents, which default is not remedied within ten (10) days after written notice to Borrower from Lender; provided, that such ten (10) day grace period shall not apply to the obligations to make scheduled payments contained in Section 2 of this Agreement, or in
         Section 6 of the Pledge Agreement;

                  (d) default shall occur in the payment of the unpaid balance of, or any installment of principal or interest of, indebtedness (other than the Obligation) having an aggregate principal balance exceeding the sum of $100,000 of any Company or default shall occur in respect of any note or credit agreement relating to any such indebtedness and such default shall continue for more than the period of grace, if any, specified therein;

                  (e) any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Person executing the same in accordance with its terms, shall be terminated, become or be declared ineffective or inoperative or cease to provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be provided thereby;

                  (f) Any Company or Prime shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of the Company's or Prime's assets, (ii) file a voluntary petition in bankruptcy, admit in writing the Company or Prime, as the case may be, is unable to pay its debts as they become due or generally not pay its debts as they become due,
         (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or
         (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against the Company or Prime in any bankruptcy, reorganization or insolvency proceeding; or

                  (g) An involuntary proceeding shall be commenced against any Company or Prime seeking bankruptcy or reorganization of any Company or Prime or the appointment of a receiver, custodian, trustee, liquidator or other similar official of any Company or Prime, or all or substantially all of the Company's or Prime's assets, and such proceeding shall not have been dismissed within ninety (90) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of any Company or Prime, or appointing a receiver, custodian, trustee, liquidator or other similar official of any Company or Prime, or of all or substantially all of any Company's or Prime's assets;

                  (h) any final judgment(s) for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against any Company and such judgment(s) shall not be satisfied or discharged at least ten (10) days prior to the date on which any of such Company's assets could be lawfully sold to satisfy such judgment;

         7.02. REMEDIES UPON EVENT OF DEFAULT . If any Event of Default shall occur Lender may, without notice, except as otherwise provided for herein, exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents, as Lender in its sole discretion may deem necessary or appropriate: (i) terminate Lender's commitment to lend,
(ii) declare the Obligation or any part thereof to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding, (iii) reduce any claim to judgment, or (iv) pursue and enforce any of Lender's rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any specified in Sections 7.01(f) or (g) shall occur, the Obligation shall thereupon become due and payable concurrently therewith, and Lender's obligation to lend shall immediately terminate hereunder, without any further action by Lender and without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

         7.03. PERFORMANCE BY LENDER . Should Borrower fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may, after five (5) days written notice to Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender at its office in Austin, Texas, together with interest thereon at the default rate of interest provided herein, from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that Lender shall not assume any liability or responsibility for the performance of any duties of Borrower hereunder or under any of the Loan Documents and none of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the management and affairs of Borrower.


                                    SECTION 8
                                 MISCELLANEOUS

         8.01. ACCOUNTING REPORTS . All financial reports or projections, furnished by any Person to Lender pursuant to this Agreement shall be prepared in such form and such detail as shall be satisfactory to Lender, shall be prepared on the same basis as those prepared by such Person in prior years.

         8.02. WAIVER . No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of any Loan Document, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

         8.03. NOTICES . Any communications required or permitted to be given by any of the Loan Documents must be (i) in writing and personally delivered or mailed by prepaid certified or registered mail, or (ii) made by facsimile transmission delivered or transmitted, to the party to whom such notice of communication is directed, to the address of such party shown opposite its name on the signature pages hereof. Any such communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or, if transmitted by facsimile transmission, on the day that such communication is transmitted as aforesaid subject to telephone confirmation of receipt; provided, however, that any notice received by Lender after 10:00 a.m. Austin, Texas time on any day from Borrower pursuant to Section 2.02 (with respect to a Notice of Borrowing) shall be deemed for the purposes of such Section to have been given by Borrower on the next succeeding day, or if mailed, on the third day after it is marked as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 8.03.

         8.04. GOVERNING LAW . This Agreement has been prepared, is being executed and delivered, and is intended to be performed in the State of Texas and the substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and all of the other Loan Documents.

         8.05. INVALID PROVISIONS . Any provision of any Loan Document held by a court of competent jurisdiction to be illegal, invalid or unenforceable shall not invalidate the remaining provisions of such Loan Document which shall remain in full force and effect the effect thereof shall be confined to the provision held invalid or illegal.

         8.06. MAXIMUM INTEREST RATE . Regardless of any provision contained in any of the Loan Documents, Lender shall never be entitled to receive, collect or apply as interest on the Note any amount in excess of interest calculated at the Maximum Rate, and, in the event that any Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligation is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds interest calculated at the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Note; provided that, if the Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds interest calculated at the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Note and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of interest calculated at the Maximum Rate.

         8.07. NONLIABILITY OF LENDER . The relationship between Borrower and Lender is, and shall at all times remain, solely that of Borrower and Lender and Lender has no fiduciary or other special relationship with Borrower.

         8.08. OFFSET . Borrower hereby grants to Lender the right of offset, to secure repayment of the Obligation, upon any and all moneys, securities or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Lender or its agents, from or for the account of Borrower, whether for safe keeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender at any time existing.

         8.09. SUCCESSORS AND ASSIGNS . The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors, assigns and legal representatives; provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations thereunder.

         8.10. CHAPTER 346. The Borrower and Lender hereby agree that the provisions of Chapter 346 of the Finance Code of the State of Texas (regulating certain revolving credit loans and revolving triparty accounts) shall not apply to the Loan Documents.

         8.11. HEADINGS . Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

         8.12. SURVIVAL . All representations and warranties made by Borrower herein shall survive delivery of the Note and the making of the Loan.

         8.13. PARTICIPATIONS . Lender shall have the right to enter into participation agreements with other banks with respect to the Note, and grant participations in Loan Documents but such participation shall not affect the rights and duties of such Lender hereunder vis-a-vis Borrower. Each actual or proposed participant shall be entitled to receive from Lender all information received by Lender regarding the creditworthiness of Borrower, including, without limitation, information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant is subject to the circular or not).

         8.14. NO THIRD PARTY BENEFICIARY . The parties do not intend the benefits of this Agreement to inure to any third party, nor shall any Loan Document or any course of conduct by any party hereto be construed to make or render Lender or any of its officers, directors, agents or employees liable (i) to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, or (ii) for debts or claims accruing to any such Persons against Borrower.

         8.15. Waiver of Jury Trial . TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

         8.16. MULTIPLE COUNTERPARTS . This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         8.17. Arbitration . ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE
LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (J.A.M.S.), AND THE "SPECIAL RULES" SET FORTH IN SECTION 8.17A BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF THE BORROWER'S DOMICILE AT THE TIME OF THIS AGREEMENT'S EXECUTION AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY
(90) DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS.

         B. RESERVATION OF RIGHTS.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO
(I) LIMIT THE APPLICABILITY OF ANY OTHERWISE  APPLICABLE  STATUTES OF LIMITATION
OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II) BE A WAIVER BY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C.SS. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF OR THE APPOINTMENT OF A RECEIVER. LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. AT LENDER'S OPTION, FORECLOSURE UNDER A DEED OF TRUST OR MORTGAGE MAY BE ACCOMPLISHED BY ANY OF THE FOLLOWING: THE EXERCISE OF A POWER OF SALE UNDER A DEED OF TRUST OR MORTGAGE, OR BY JUDICIAL FORECLOSURE, PROVIDED THAT IF LENDER SHALL PETITION A COURT FOR SUCH RELIEF OR REMEDIES, THEN BORROWER SHALL BE ENTITLED TO ASSERT IN SUCH COURT ANY CLAIMS OR DEFENSES RELATED TO THE SUBJECT MATTER OF LENDER'S PETITION. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY

PARTY,  INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE
THE MERITS OF THE CONTROVERSY OF CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

         8.18 LIMITATION ON DAMAGES . NEITHER PARTY SHALL BE RESPONSIBLE FOR PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES BY REASON OF CONTRACT OR TORT CLAIMS ARISING OUT OF THE TRANSACTION GOVERNED BY THIS AGREEMENT, EXCEPT FOR WILLFUL OR OUTRAGEOUS CONDUCT.

         THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                     REMAINDER OF PAGE INTENTIONALLY BLANK.
                             SIGNATURE PAGE FOLLOWS.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.







Address for Notice:                              BORROWER:

American Physicians Service Group, Inc.          AMERICAN PHYSICIANS SERVICE
1301 Capital of Texas Highway                      GROUP, INC.
C-300
Austin, Texas 78746
Telecopy #:  (512) 314-4333
                                                 By:    /s/ William H Hayes
                                                 Name:      William H Hayes
                                                 Title:     Sr VP Finance



Address for Notice:                              LENDER:

NationsBank of Texas, N.A.                       NATIONSBANK OF TEXAS, N.A.
515 Congress Avenue
11th Floor
Austin, Texas  78702
Telecopy #:  (512) 397-2052                      By:

                                                 /s/ Teena Belcik
     Vice President

Copy to:

Haynes and Boone, L.L.P.
3100 NationsBank Plaza
901 Main Street
Dallas, TX  75202-3789
Attn: Sue P. Murphy
Telecopy #:  (214) 200-0565

                                  SCHEDULE 3.01

                               CLOSING CONDITIONS

                   Unless otherwise specified, all dated as of
                February 10, 1998, or a date (a "Current Date")
                     within 30 days before the Closing Date.

H&B [1.] REVOLVING CREDIT LOAN AGREEMENT (the "Loan Agreement") dated as of February , 1998, between AMERICAN PHYSICIANS SERVICE GROUP, INC. ("Borrower") and NATIONSBANK OF TEXAS, N.A. ("Lender"), all the terms of which or incorporated in which have the same meanings when used in this schedule, to which all schedules and exhibits must be attached.

H&B [2.] REVOLVING CREDIT NOTE in the total stated principal amount of $10,000,000 executed by Borrower, payable to Lender, in substantially the form of Exhibit A to the Loan Agreement.

H&B [3.] PLEDGE AGREEMENT executed by Borrower, substantially in the form of Exhibit B to the Loan Agreement, together with Stock Certificates and Blank Stock Powers.

H&B      [4.]     GUARANTY executed by each of the Syntera Technologies, Inc.
                  and APS Realty, Inc.
                  (collectively, "Guarantors").

H&B      [5.]     NOTICE OF BORROWING executed by Borrower substantially in the form of Exhibit C to the Loan Agreement. [Only applicable if initial advance concurrent with closing]

Borrower's        [6.] OPINION OF COUNSEL for Borrower and Guarantors, in a form satisfactory to Lender, Counsel including Rule 144 opinion.

H&B [7.] FINANCING STATEMENTS for Borrower, as debtor, to be filed in the Office of the Secretary of State of Texas.

H&B [8.] NOTICE OF NO ORAL AGREEMENTS pursuant to Section 26.02 of Texas law.

         [9.]     For Borrower and each Guarantor

                  (a)      Charter;
                  (b)      Bylaws;
                  (c)      Board of Directors Resolutions;
                  (d)      Incumbency Certificate;
                  (e)      Closing Certificate;

         [10.]    Uniform Commercial Code Search in Texas for Borrower.

         [11.] CERTIFICATE regarding Pledge of APS Insurance Services, Inc. shares.

Borrower's        [12.]    For each of Borrower and the Guarantors Counsel

                  (a)      Certificate of Existence;
                  (b)      Certificate of Good Standing.

         [13.]    Regulation U-1 Certificate.

H&B [14.] Such other documents and items as Lender may reasonably request.

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE

$10,000,000.00                Austin, Texas                 February 10, 1998


         1. FOR VALUE RECEIVED, AMERICAN PHYSICIANS SERVICE GROUP, INC., a Texas corporation ("Maker"), hereby unconditionally promises to pay to the order of NationsBank of Texas, N.A. ("Payee"), at the address, severally reflected on the signature page of the Loan Agreement (as defined below), the sum of TEN MILLION AND NO/100 Dollars ($10,000,000.00) (or, if less, so much thereof as may be advanced and is outstanding), in lawful money of the United States of America. Capitalized terms not defined herein shall have the meaning assigned to those terms in the Loan Agreement.

         2. The unpaid principal amount of, and accrued unpaid interest on, this Revolving Credit Note (this "Note") is payable in accordance with the Loan Agreement, but not later than the Termination Date.

         3. The unpaid principal balance advanced and outstanding hereunder shall bear interest from the date of advance until maturity at the rate per annum provided in the Loan Agreement. The interest rate specified in this section is subject to adjustment under the circumstances described in the Loan Agreement.
Interest shall be computed in the manner provided in the Loan Agreement.

         4. Notwithstanding any provision contained in this Note or any other document executed or delivered in connection with this Note or in connection with the Loan Agreement, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, if Payee ever receives, collects or applies as interest any such excess, then the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full by that application, then any remaining excess shall promptly be paid to Maker. In determining whether the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments expressly designated as interest payments hereunder) as an expense or fee rather than as interest,
(ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout that term.

         5. This Note has been executed and delivered pursuant to a Revolving Credit Loan Agreement (as modified, amended, or supplemented from time to time, the "Loan Agreement"), dated the date hereof, executed by and between Maker and Payee, and is the "Note" referred to therein, and the holder of this Note is entitled to the benefits provided in the Loan Agreement. Reference is hereby made to the Loan Agreement for a statement of (i) the obligation of Payee to advance funds hereunder, (ii) the prepayment rights and obligations of Maker and
(iii) the events on which the maturity of this Note may be accelerated.

         6. If the principal of, or any installment of interest on, this Note becomes due and payable on a day other than a Business Day, then the maturity thereof shall be extended to the next succeeding Business Day. If this Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, then Maker shall pay all costs of collection, including, but not limited to, attorney's fees incurred by the holder of this Note. All past due principal of, and to the extent permitted by applicable law, interest on this Note shall bear interest until paid at the rate provided in the Loan Agreement.

         7. Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

         8. All Borrowings made by Payee, the respective Interest Periods thereof (if applicable), and all repayments of the principal thereof may be recorded by Payee and, before any transfer hereof, endorsed by Payee on the schedule attached hereto, or on a continuation of the schedule attached to and a part hereof, provided that the failure of Payee to record any endorsement shall not affect the obligation of Maker hereunder or under the Loan Agreement.

         9. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.

                                     MAKER:

                                     AMERICAN PHYSICIANS SERVICE GROUP, INC.



                                     By:    /s/ William H Hayes
                                     Name:      William H Hayes
                                     Title:     Sr VP Finance


                                       2

--------
[        ] indicates  items not complete at time of this draft of this schedule,
         together  with  names  of   individuals  of  parties  or  counsel  with
         responsibility for each.